Exhibit 10.3

BARE ESCENTUALS, INC.

TRANSACTION BONUS PLAN

(January 14, 2010)

1.	PURPOSE

The purpose of the Bare Escentuals, Inc. Transaction Bonus Plan is to motivate and reward certain employees of Bare Escentuals, Inc., a Delaware corporation, and its subsidiaries by providing them with the opportunity to earn cash bonuses upon the consummation of the transactions contemplated by the Merger Agreement. The Plan shall also serve a retention incentive for those employees who are critical to the Company’s success and whose retention is necessary to ensure a smooth transition in connection with the Merger and the future success of the Company.

2.	DEFINITIONS

The following definitions shall be applicable throughout the Plan:

(a)	“Board” means the Board of Directors of the Company, as constituted from time to time.

(b)	“Bonus Agreement” means a written agreement which provides a Participant with the opportunity to earn a Transaction Bonus under the Plan.

(c)	“Closing Date” has the meaning set forth in the Merger Agreement.

(d)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e)	“Company” means Bare Escentuals, Inc. and its successors and assigns.

(f)	“Merger Agreement” means the Agreement and Plan of Merger, dated as of January 14, 2010, among Shiseido Co., Ltd., a Japanese corporation, Blush Acquisition Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of Shiseido Co., Ltd., and the Company.

(g)	“Participant” means any officer or employee of the Company or any subsidiary of the Company who is designated as a Participant by the Board pursuant to a Bonus Agreement.

(h)	“Plan” means this Transaction Bonus Plan, as amended from time to time.

(i)	“Transaction Bonus” means a cash incentive payable under the Plan to a Participant upon consummation of the transactions contemplated by the Merger Agreement. The amount of a Participant’s Transaction Bonus shall be determined by the Board in its sole discretion and shall be separately communicated to the Participant in the Bonus Agreement delivered to such Participant.

3.	ADMINISTRATION

The Board, in its sole discretion, shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(a)	To determine which employees of the Company and its subsidiaries shall be designated as Participants entitled to participation in the Plan and the terms under which they will be entitled to participate;

(b)	To determine the amount of each Participant’s Transaction Bonus; and

(c)	To make any and all determinations necessary or advisable for the administration of the Plan.

The Board shall have the discretionary authority to interpret the provisions of the Plan, and the decisions of the Board shall be final and binding on all parties making claims under the Plan. No member of the Board or its delegate will be liable for any action or determination made by the Board or its delegate with respect to the Plan or any distribution paid under the Plan and all members of the Board and its delegate shall be fully indemnified and held harmless by the Company or its successor in respect of any such action, determination or interpretation.

4.	ELIGIBILITY

Officers and employees of the Company and its subsidiaries shall be eligible to participate in the Plan as determined in the sole discretion of the Board, which participation shall be evidenced by a Bonus Agreement. Exhibit A to the Plan sets forth a list of the initial Participants in the Plan.

5.	MAXIMUM AMOUNT OF BONUS POOL

The maximum amount of Transaction Bonuses that may be paid under the Plan shall not exceed $1,119,000.00.

6.	AMOUNT OF TRANSACTION BONUS

The Board shall determine the individual amount of each Participant’s Transaction Bonus and the Board shall communicate such amount to each Participant in his or her Bonus Agreement.

7.	CONDITIONS FOR PAYMENT AND PAYMENT OF TRANSACTION BONUS

(a)	If the conditions for payment set forth in the Plan are satisfied, subject to Section 7(d) below, a Participant shall be entitled to receive from the Company one hundred percent (100%) of his or her Transaction Bonus.

(b)	A Participant must remain continuously employed by the Company or a subsidiary of the Company until the date that the Transaction Bonuses are paid under Section 7(c) of the Plan in order to be eligible to be paid his or her Transaction Bonus. Upon a termination of a Participant’s employment for any reason prior to the date the Transaction Bonuses are paid hereunder, such Participant shall no longer be a participant in the Plan and shall not be entitled to receive any payment under the Plan.

(c)	The Company shall pay the Transaction Bonuses in cash to Participants as soon as practicable following the Closing Date, but in no event later than the first payroll cycle of the Company which follows the Closing Date, unless such payroll cycle occurs within three (3) business days after the Closing Date, in which case the Company shall pay the Transaction Bonuses as soon as practicable following the Closing Date, but in no event later than the second payroll cycle of the Company following the Closing Date; provided, however, that, notwithstanding the foregoing, in no event shall the Transaction Bonuses be paid later than thirty (30) days following the Closing Date.

(d)

Anything in the Plan to the contrary not withstanding, if any payment or benefit a Participant receives or is entitled to receive from the Company under the Plan or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payments shall be equal to the Reduced Amount. The Reduced Amount shall be either (x) the largest portion of the Payments that would result in no portion of the Payments being subject to the Excise Tax; or (y) the largest portion, up to and including the total amount, of the Payments, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results it the Participant’s receipt, on an after-tax basis, of the greater amount of the Payments. The determination as to whether and to what extent Payments are required to be reduced in accordance with the preceding sentence shall be made at the Company’s expense by the Company’s independent accountants (the “Outside Firm”). In the event of any mistaken underpayment or overpayment under this Section 7(d), as determined by the Outside Firm, the amount of such underpayment or overpayment shall forthwith be paid to the

Participant or refunded to the Company, as the case may be, with interest at 120% of the applicable Federal rate provided for in Section 7872(f)(2) of the Code. Any reduction in Payments required by this Section 7(d) shall be applied as follows: first, reduction of cash payments, second, cancellation of accelerated vesting of equity awards, and third, reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Participant’s stock awards.

8.	GENERAL

(a)	TAX WITHHOLDING. The Company shall have the right to deduct from each Transaction Bonus any federal, state or local income and/or payroll taxes required by law to be withheld with respect to such payments.

(b)	SECTION 409A. The Plan and each Transaction Bonus are intended to be exempt from the rules of Section 409A of the Code, and the Plan and each Transaction Bonus shall be construed accordingly. Notwithstanding anything to the contrary in the Plan or a Bonus Agreement, neither the Company, nor the Board, nor any person acting on behalf of the Company or the Board, shall be liable to any Participant or to any other person by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of a Transaction Bonus to satisfy the requirements of Section 409A of the Code.

(c)	CLAIM TO TRANSACTION BONUSES AND EMPLOYMENT RIGHTS. Nothing in the Plan shall confer on any Participant the right to continued employment with the Company or any of its subsidiaries, or affect in any way the right of the Company or any subsidiary of the Company to terminate the Participant’s employment at any time, and for any reason. If earned, Transaction Bonuses represent unfunded and unsecured obligations of the Company and a holder of any right hereunder in respect of any earned Transaction Bonus shall have no rights other than those of a general unsecured creditor to the Company.

(d)	NONTRANSFERABILITY; SUCCESSORS. A person’s rights and interests under the Plan, including any amounts payable under the Plan, may not be assigned, pledged, or transferred, except in accordance with the laws of descent and distribution. The Plan, and the Company’s obligations hereunder, shall be binding on any successor to the Company and references to the “Company” shall mean the Company as hereinbefore defined and any successor to the Company.

(e)	EXPENSES. The expenses of administering the Plan shall be borne by the Company.

(f)	TITLES AND HEADINGS. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(g)	GOVERNING LAW. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Transaction Bonus shall be determined in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws thereof) and applicable Federal law.

(h)	AMENDMENTS AND TERMINATION. The Board may from time to time amend, modify, or discontinue the Plan or any provision hereof; provided, however, that no such amendment to, or discontinuance, or termination of the Plan shall, without the written consent of a Participant, adversely affect any rights of such Participant with respect to his or her outstanding Transaction Bonus; and further, provided, however, that following acceptance of shares of Company common stock by Parent (as such term is defined in the Merger Agreement) in the Offer (as such term is defined in the Merger Agreement), no amendment, modification or termination of the Plan or any provision hereof or any outstanding Transaction Bonus may be effected and any action in contravention of the foregoing will be void and not given effect. The Plan shall automatically terminate upon the earlier of (i) the completion of all payments under the terms of the Plan or (ii) the termination of the Merger Agreement in accordance with its terms.